Exhibit 10.71

TRUIST FINANCIAL CORPORATION
EXECUTIVE SEVERANCE PLAN
1.Establishment and Purpose.
1.1Establishment of Plan. Truist Financial Corporation (“TFC”) adopts this Truist Financial Corporation Executive Severance Plan (this “Plan”) effective as of January 27, 2025 (the “Effective Date”). TFC and its affiliates and subsidiaries (including Truist Bank) and their predecessors (including SunTrust Bank and Branch Banking and Trust Company), successors, and assigns are referred to both collectively and individually as the “Company.”
1.2Purpose of Plan. The purpose of this Plan is to advance the interests of the Company and its shareholders by securing the continued employment, dedication, and focused attention of certain senior executives notwithstanding the possibility that their employment is terminated, including in connection with a Change of Control.
2.Definitions.
For purposes of this Plan, the following terms have the meanings set forth below unless a different meaning is clearly required by the context.
2.1“Annual Target Bonus” means the Participant’s target annual cash bonus opportunity awarded under the Company’s annual incentive plan or program, as in effect from time to time.
2.2“Base Salary” means the Participant’s annual gross base salary from the Company for the applicable fiscal year before any deductions, exclusions, deferrals, or contributions on a tax-qualified or non-tax-qualified basis under any plan or program of the Company.
2.3“Board” means the Board of Directors of TFC.
2.4“Cause” means the Participant’s:
(a)conviction or plea of guilty or nolo contendere to a felony;
(b)dishonesty, theft, or embezzlement;
(c)failure to substantially perform the Participant’s duties; or
(d)material breach of any of the Participant’s obligations under any material written agreement or covenant the Participant has entered into with the Company, under any material written policy, program, or code of the Company that is applicable to the Participant, or of Participant’s duties to the Company.
The determination of whether termination is for Cause will be made by the Committee, and its determination will be final and conclusive; provided, however, that, if capable of cure, a termination for Cause will be effective only if, within thirty (30) days following delivery of a notice by the Company to the Participant that the Company is terminating Participant’s employment for Cause, the Participant has failed to cure the circumstances giving rise to a Cause termination, as determined by the Committee.

2.5“Change of Control” has the meaning set forth in the Truist Financial Corporation 2022 Incentive Plan (or its successor or replacement plan).

2.6“CIC Period” means the period of time beginning on a Change of Control and through the twenty-four (24) month anniversary of the Change of Control.
2.7“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
2.8“COBRA Multiplier” means twenty-four (24), less the number of full months of any notice period required by Section 9.4.
2.9“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
2.10“Committee” means the Compensation and Human Capital Committee of the Board or any other committee appointed by the Board to be responsible for the administration of this Plan.
2.11“Competitive Enterprise” means any business enterprise that is in the business of providing banking or financial products or services in any state or territory in which the Company has a business presence and those products or services are directly competitive with those offered by the Company during the final twelve (12) months of a Participant’s employment with the Company.
2.12“Confidential Information” means any information and physical manifestations thereof not generally known or available outside the Company, and information and physical manifestations thereof entrusted to the Company in confidence by third parties, whether or not such information is patentable, copyrightable, or otherwise legally protectable, and without regard to whether such information and physical manifestations thereof are marked or otherwise designated as “confidential,” “proprietary,” or something similar, in each case, to the extent disclosed to the Participant by or on behalf of the Company during the course of the Participant’s employment relationship with the Company. Confidential Information includes any such information or physical manifestations of: (i) Company Intellectual Property, (ii) Intellectual Property owned or licensed by the Company outside of Company Intellectual Property, (iii) non-public agreements with, or non-public information relating to, suppliers and customers of the Company, (iv) confidential information described in the Company’s Code of Ethics, (v) confidential or proprietary information regarding any customer of the Company, including customer lists, information, requirements, billing histories, marketing methods, needs, and products or services provided by the Company to such customers; (vi) confidential financial information concerning the Company, including financial statements, balance sheets, profit and loss statements, earnings, commissions and salaries paid to employees, sales data and projections, cost analyses, and similar information, (vii) confidential plans and projections for business opportunities for new or developing business of the Company, including information pertaining to potential customers or prospects and the existence of any business discussions, negotiations, or agreements between the Company and any third party, (viii) third party information held in confidence by the Company; and (ix) any other non-public business information related to the Company and disclosed to the Participant by the Company either directly or indirectly in the course of the Participant’s employment relationship with the Company, whether in writing, electronically, or orally. Confidential Information does not include (x) information that was lawfully known by the Participant, without any obligation of confidentiality, at the time such information was received from or otherwise disclosed to the Participant by the Company, (y) information that is or becomes generally available to or known by the public through no wrongful act of the Participant or another, or (z) information disclosed to the Participant by a third party not known by the Participant to be bound to a duty of confidentiality to the Company.
2.13“Date of Termination” means the date of an Involuntary Termination.
2.14“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor act thereto.
2.15“Good Reason” means, in the absence of the written consent of the Participant:

(a)a material diminution in the Participant’s position, authority, duties or responsibilities (including the permanent assignment to the Participant of any duties or responsibilities materially and adversely inconsistent with the Participant’s position, authority, duties or responsibilities in effect immediately prior to such change);
(b)a material reduction (other than pursuant to a uniform reduction applicable to other similarly situated executives of the Company) in the Participant’s Base Salary or Annual Target Bonus;
(c)the Company’s requirement that the Participant relocate the Participant’s principal business office to any location more than thirty-five (35) miles from its location immediately prior to such relocation; or
(d)the Company’s failure to obtain the assumption of this Plan as contemplated by Section 16.
Notwithstanding the foregoing, no event or circumstance will constitute Good Reason unless (i) the Participant provides the Company notice within thirty (30) days after the Participant has actual knowledge of the occurrence or existence of such event or circumstance that constitutes Good Reason, with such notice setting forth in reasonable detail the basis of the event, (ii) the Company fails to cure such event or circumstance within thirty (30) days after delivery of such notice, and (iii) the Participant’s employment with the Company terminates within ninety (90) days after the expiration of such cure period.
2.16“Intellectual Property” means all patents, invention disclosures, invention registrations, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, mask works, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, and all registrations and applications for registration of, and all goodwill associated with, the foregoing.
2.17“Inventions” means all inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs and the like.
2.18“Involuntary Termination” means (a) the Participant’s employment is involuntarily terminated by the Company without Cause, or (b) the Participant terminates employment from the Company for Good Reason.
2.19“Plan” means this Executive Severance Plan of Truist Financial Corporation, including the applicable Participation Agreement.
2.20“Section 280G” means Section 280G of the Code, including any amendments or successor provisions.
2.21“Section 409A” means Section 409A of the Code, including any amendments or successor provisions, and any regulations and other administrative guidance thereunder.
2.22“Section 4999” means Section 4999 of the Code, including any amendments or successor provisions.
2.23“Separation from Service” has the meaning set forth in Treasury Regulation section 1.409A-l and generally means termination of employment from the Company. It is intended that any Involuntary Termination will be a Separation from Service.

2.24“Specified Employee” means an individual who, as of the date of his or her Separation from Service, meets the requirements to be a “specified employee” as defined in Section 409A (as determined under the Company’s procedure for determining specified employees on the relevant date).
3.Participation.
3.1Commencement of Participation. Each employee of the Company who (a) is an executive designated by the Committee (or its delegee) to participate in this Plan, (b) receives a participation agreement from the Company informing them of the terms of their participation in this Plan (a “Participation Agreement”), and (c) executes and returns such Participation Agreement to the Company in accordance with the terms of the Participation Agreement will be a “Participant” in this Plan.
3.2End of Participation. A Participant will cease to be a Participant eligible for benefits under this Plan (a) following an Involuntary Termination and upon the receipt of all payments and benefits to which such Participant was entitled under this Plan as a result of such Involuntary Termination, (b) upon an earlier Separation from Service that is not an Involuntary Termination, or (c) in accordance with Section 14.
4.Severance Benefits.
4.1Severance Benefits. Upon an Involuntary Termination, the Company will pay or provide the Participant the following severance benefits, subject to the Participant’s execution and non-revocation of a Release as described in Section 4.3:
(a)Cash Severance. An amount equal to (i)(A) two (2) times (B) the sum of the Participant’s Base Salary plus the Participant’s Annual Target Bonus, less (ii) the amount of Base Salary paid to the Participant during any applicable Garden Leave Period. Subject to Section 12.1, the Company will pay the benefits described in this Section 4.1(b) to the Participant in a lump sum within thirty (30) days following the date that the Release described in Section 4.3 becomes effective and irrevocable pursuant to its terms; provided that in no event will such amounts be paid later than March 15 of the year following the year during which the Date of Termination occurs.
(b)Health Benefits. If the Participant is participating in the Company’s medical plan, group dental plan, or vision plan as of the Date of Termination, an amount equal to (i) the COBRA Multiplier times (ii) the difference between the monthly COBRA premium payable by the Participant for the medical, dental, and vision coverage the Participant had immediately prior to the Date of Termination and the monthly premium amount for such benefits paid by Participant immediately prior to the Date of Termination.
(c)Payment Timing. Subject to Section 12.1, the Company will pay the benefits described in this Section 4.1 to the Participant in a lump sum within thirty (30) days following the date that the Release described in Section 4.3 becomes effective and irrevocable pursuant to its terms; provided that in no event will such amounts be paid later than March 15 of the year following the year during which the Date of Termination occurs.
4.2Incentive Compensation Plans. Any award granted to a Participant under any cash or equity incentive compensation plan will be governed by the provisions of those plans and the applicable award agreements.
4.3Release. A Participant’s receipt of payments and benefits under this Section 4 will be conditioned on the Participant’s execution and non-revocation of a general release and waiver of claims in the form provided by the Company (a “Release”), which also affirms Participant’s obligations to observe the terms of the restrictive covenants set forth under Section 9 and includes such other terms as the Company determines to be appropriate, and which must be executed by the

Participant, become effective and not be revoked by the Participant on the timing set forth in the Release; provided, that the Company may at its discretion condition payment of Severance Benefits also on the Participant reaffirming their release of claims on or following the Date of Termination and if the Participant enters into an agreement that requires such a reaffirmation release of claims, “Release” as used in this Plan refers to such reaffirmation release.
4.4Offset. The Company may set off against, and each Participant authorizes the Company to deduct from, any payments due to the Participant, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company by the Participant, whether arising under this Plan or otherwise; provided that no such offset may be made to the extent the offset would result in a violation of the requirements of Section 409A.
4.5No Mitigation. In no event will the Participant be obligated to seek other employment or take other action to mitigate the payments and benefits under this Section 4, and amounts will not be reduced if the Participant obtains other employment.
5.Limitation on Rights Conferred.
Neither this Plan nor any action taken under this Plan will (i) give a Participant the right to continue in the employ or service of the Company, (ii) interfere in any way with the right of the Company to terminate a Participant’s employment or service at any time for any reason or no reason, or (iii) give a Participant any claim to be treated uniformly with other employees. The Committee’s determinations under this Plan need not be uniform and any such determinations may be made by it selectively among Participants.
6.Benefits in the Event of Death; Incapacity.
In the event of the death of the Participant after becoming entitled to benefits under this Plan, any benefits that would have been paid to the Participant will be paid to the Participant’s designated beneficiary(ies), or if no person is designated, to the Participant’s estate. In the event of the death of a Participant prior to becoming entitled to benefits under this Plan, no benefits will be paid to the Participant’s beneficiary(ies), estate, or any other person on behalf of the Participant.
If the Committee finds that any person to whom a benefit is payable under this Plan is legally, physically, or mentally incapable of personally receiving such payment, the Committee may direct that such benefit be paid to any person, persons, or institutions who have custody of such person, or are providing necessities of life to such person, to the extent deemed appropriate by the Committee. Any such payment will constitute a full discharge of the liability of the Company to the extent thereof.
7.Other Benefits.
The adoption of this Plan by the Company will not limit the power of the Company to adopt any other plan, program, policy or practice. Except as set forth in the following paragraph, nothing in this Plan will prevent or limit the Participant’s continuing or future participation in any plan, program, policy, or practice provided by the Company and for which the Participant may qualify and, except as specifically modified by this Plan, nothing in this Plan will limit a Participant’s rights under any such other plan, program, policy, or practice. Nothing in this Plan will supersede any restrictive covenants set forth in any other plan, program, or agreement with the Participant. Except as set forth in the following paragraph, neither the provisions of this Plan nor the benefits provided under this Plan will reduce any amounts otherwise payable to the Participant under any other benefit, incentive, retirement, or equity compensation plan, or any employment agreement, or other plan or arrangement of the Company, except as set forth below. Any severance benefits payable to a Participant under this Plan will not be counted as compensation for purposes of determining benefits under any other plan or program sponsored by the Company.
Notwithstanding the foregoing, this Plan will be construed and administered to avoid duplication of compensation and benefits. Accordingly, this Plan will supersede any severance benefit plan, policy, or practice maintained by the Company and any benefits provided for in this Plan may be reduced by any duplicative benefits provided under any statute, rule, or regulation.
8.Tax Withholding.
The Participant is solely responsible for all applicable taxes (including income and excise taxes) and penalties, and any interest thereon, that the Participant incurs in connection with Plan participation and any payments and benefits contemplated by this Plan. As a condition to the delivery of any payments or benefits, the Company may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Participant under this Plan or (b) enter into any other suitable arrangements to withhold, in each case in the Company’s discretion the amounts of taxes to be withheld based on the individual tax rates applicable to the Participant.
9.Restrictive Covenants.
In consideration of the benefits of participation in this Plan and as a condition to participation in this Plan, the Participant agrees to be bound by the restrictions in this Section 9. In the event that the Participant breaches the restrictions in this Section 9, the Company’s obligation to make or provide payments or benefits under Section 4 will cease.
9.1Nondisclosure. Unless required or otherwise permitted by law and subject to the Participant’s protected rights under Section 9.8, while the Participant is employed by the Company and perpetually thereafter, the Participant will hold in a fiduciary capacity for the benefit of the Company all Confidential Information. The Participant will not, without the prior written consent of the Company, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by or on behalf of the Company in the furtherance of its business. The Participant is hereby notified that the DTSA provides that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law; (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) to the individual’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as (x) any document containing the trade secret is filed under seal and (y) the trade secret is not disclosed except pursuant to court order.
9.2Non-Disparagement. Subject to the Participant’s protected rights under Section 9.8, while the Participant is employed by the Company and perpetually thereafter, the Participant will not directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule, or criticize the Company or any of its employees, officers, directors, partners, or agents.
9.3Non-Competition. While the Participant is employed by the Company and for a period of twelve (12) months following the Date of Termination, the Participant will not, either directly or indirectly (without the prior written consent of the Company) (i) hold a two percent (2%)

or greater equity, voting or profit participation interest in a Competitive Enterprise or (ii) associate (including as a director, officer, employee, partner, consultant, agent, or advisor) with a Competitive Enterprise and in connection with Participant’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity that (a) is substantially related to any activity in which the Participant was engaged with the Company during the twelve (12) months prior to the Date of Termination, (b) is substantially related to any activity for which the Participant had direct or indirect managerial or supervisory responsibility with the Company during the twelve (12) months prior to the Date of Termination, or (c) calls for the application of specialized knowledge or skills substantially related to those used by the Participant in the Participant’s activities with the Company during the twelve (12) months prior to the Date of Termination.
9.4Garden Leave. If the Participant terminates their employment for any reason, the Participant agrees to provide the Company with three (3) months’ written notice prior to the Participant’s intended termination date. During the Garden Leave Period, the Company will continue to provide the Participant’s Base Salary in accordance with regular pay schedules and participation in the Company’s medical, dental, and vision benefits on the same terms as provided to similarly situated executives. During the Garden Leave Period, the Participant will remain employed by the Company and will continue to owe all applicable duties of loyalty, confidentiality and candor to the Company, be subject to applicable Company policies, including the Code of Ethics, and be subject to the obligations set forth in this Section 9. During the Garden Leave Period, (a) the Company may require the Participant to continue to perform some, all, or none of their duties, perform other duties to transfer job-related knowledge or relationships to other Company personnel, or provide information, including cooperating in investigations and (b) the Company may require the Participant to come to or remain away from the Company’s premises. The Company may also require the Participant to resign from any board of directors, committee, or other roles within the Company. The Company may, in its sole discretion, waive this Garden Leave Period obligation in whole or in part in writing. In the event of a waiver of the Garden Leave Period, or the Participant’s failure to comply with their obligations under this Section 9.4, the Participant will not receive any compensation pursuant to this Section 9.4 following the waiver.
9.5Non-Solicitation of Business. While the Participant is employed by the Company and for a period of twelve (12) months following the Date of Termination, the Participant will not directly or indirectly solicit, communicate with or otherwise contact any of the Company’s customers with whom the Participant had material contact during employment with the Company for the purpose of conducting any business with them on behalf of any person or entity other than the Company which is substantially similar to the business conducted by the business unit in which the Participant last worked at the Company. The Participant will not directly or indirectly solicit, communicate with, or otherwise contact any of the Company’s third-party vendors with whom the Participant had material contact during employment with the Company, for the purpose of diverting their business away from the Company to any person or entity other than the Company which is substantially similar to the business conducted by the business unit in which the Participant last worked at the Company, or otherwise disrupting the Company’s relationship with the third-party vendor. This Section 9.5 does not prohibit the Participant from accepting as a vendor or client any person or entity who responds to a general advertisement or solicitation, including advertisements or solicitations through newspapers, trade publications, periodicals, or internet databases, not specifically directed at vendors or customers of the Company.
9.6Non-solicitation of Employees. While the Participant is employed by the Company and for a period of twelve (12) months following the Date of Termination, the Participant will not directly or indirectly solicit or recruit for employment, or encourage or support to leave employment with the Company, on the Participant’s own behalf or that of any other person, any employee of the Company (i) who performed work in the business unit or reporting chain in which the Participant last worked, (ii) with whom the Participant worked during the Participant’s employment with the Company, or (iii) about whom the Participant came to know confidential information as a result of employment with the Company, in each case within the twelve (12) months prior to the termination of Participant’s employment and who has not thereafter ceased to be employed by the Company for a period of at least three (3) months. This provision will not prohibit the Participant from soliciting or hiring any person who responds to a general advertisement or solicitation, including advertisements or solicitations through newspapers, trade publications, periodicals, internet databases, or recruiting or employment agencies, not specifically directed at employees of the Company. The Participant acknowledges that by virtue of this provision, they are likewise restricted from being solicited or recruited for employment by current or former employees of the Company also bound by a similar provision, directly or indirectly and knowingly consents to that restriction. This Section 9.6 does not prohibit the Participant from responding to a general advertisement or solicitation, including advertisements or solicitations through newspapers, trade publications, periodicals, internet databases, or recruiting or employment agencies, not specifically directed at employees or consultants of the Company.
9.7Cooperation. The Participant will cooperate with the Company, including executing documents and providing requested information, as may reasonably be required to give effect to the provisions of the Release or for the Company to comply with applicable laws. The Participant further agrees that, subject to the Participant’s protected rights under Section 9.8 and applicable law; the Participant will cooperate with the Company concerning reasonable requests for information about the business of the Company or the Participant’s involvement and participation in the business of the Company, the transition of duties to others within the Company; the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Participant was employed by the Company, and in connection with any audit, investigation, or review by any federal, state, or local regulatory, quasi-regulatory, or self-governing authority, or any internal investigation, relating to such events or occurrences, other than any such charges or claims brought by or on behalf of the Participant against the Company.
9.8Whistleblower Protections. Notwithstanding the foregoing, nothing in this Plan (or the Release) is intended to, and Sections 9.1 (Nondisclosure), 9.2 (Non-Disparagement) and 9.7 (Cooperation) above will not, (i) preclude any Participant, who is an employee covered by the National Labor Relations Act (“NLRA”), from disclosing or discussing information lawfully acquired about wages, hours, or other terms and conditions of employment if used for purposes protected by Section 7 of the NLRA, such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for the mutual aid or protection of employees or (ii) limit any Participant’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and the Participant does not need the Company’s permission to do so. In addition, nothing in this Plan (or the Release) requires any Participant to notify the Company of a request for information from any governmental entity or self-regulatory authority or of the Participant’s decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, the Participant recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, the Participant must inform such governmental entity or self-regulatory authority that the information the Participant is providing is confidential. In addition, the Participant is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information that the Participant came to learn during the Participant’s service to the Company that is protected from disclosure by any applicable privilege, including the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Nothing in this Plan (or the Release) will prevent or limit any Participant from recovering any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.
9.9Validity; Severability. The terms and provisions of this Section 9 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Plan will be affected. The Participant acknowledges that the potential restrictions on the Participant’s future employment imposed by this Section 9 are reasonable in both duration and geographic scope, and in all other respects. For the avoidance of doubt, Section 22 applies to this Section 9.
9.10Injunctive Relief. In the event of a breach or threatened breach of this Section 9, the Participant acknowledges that damages would be inadequate and insufficient and agrees that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, without any requirement to post bond or other security.
9.11Cease Payments. In the event that a Participant breaches this Section 9, the Company’s obligation to make or provide payment or benefits under Section 4 will cease.
9.12Continuing Operation. Except as specifically provided in this Section 9, the termination of the Participant’s employment with the Company for any reason will have no effect on the continuing operation of this Section 9.
10.Intellectual Property.
10.1Disclosure. The Participant will disclose promptly in writing to the Company any and all Inventions and Intellectual Property, in each case that the Participant conceives, develops, creates or reduces to practice, either alone or jointly with others, during the period of the Participant’s employment that (a) are conceived, created or developed using any equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company, (b) result from any work performed by the Participant for the Company, or (iii) otherwise relate to the Company’s business or actual or demonstrably anticipated research or development (collectively, “Company Intellectual Property”).
10.2Ownership and Assignment. The Participant acknowledges and agrees that the Company will have exclusive title and ownership rights in and to all Company Intellectual Property. To the extent that exclusive title and/or ownership rights may not originally vest in the Company as contemplated herein, the Participant hereby assigns, transfers, conveys and delivers to the Company all right, title and interest in and to all Company Intellectual Property. The Participant acknowledges and agrees that, with respect to any Company Intellectual Property that may qualify as a Work Made For Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Intellectual Property is and will be deemed a Work Made for Hire and the Company will have the sole and exclusive right to the copyright (or, in the event that any such Company Intellectual Property does not qualify as a Work Made for Hire, the copyright and all other rights thereto are hereby automatically assigned to the Company as above).
10.3Prior Inventions. The Participant has provided to the Company a complete list of all Inventions that the Participant , alone or jointly with others, conceived, developed, created or reduced to practice prior to the commencement of the Participant’s employment with the Company, that are the Participant’s property, and that the Company acknowledges and agrees are excluded from the scope of this Plan (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause the Participant to violate any prior confidentiality agreement, the Participant understands that the Participant is not to list such Prior Inventions but is only to disclose where indicated a cursory name for each such Prior Invention, a listing of each person or entity to whom it belongs, and the fact that full disclosure as to such Prior Inventions has not been made for that reason. If no Invention or disclosure is provided to the Company, the Participant hereby represents and warrants that there are no Prior Inventions. If, in the course of the Participant’s employment with the Company, the Participant incorporates any Prior Invention into any product, process or machine of the Company or otherwise uses any Prior Invention, the Participant hereby grants to the Company a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Invention for any purpose.
10.4Non-Assignable Inventions. If the Participant is an employee whose principal work location is in California, Delaware, Illinois, Kansas, Minnesota, New Jersey, New York, North Carolina, Utah or Washington State, the provisions regarding the Participant’s assignment of Company Intellectual Property to the Company in Section 10.3 do not apply to certain Inventions (“Non-Assignable Inventions”) as specified in the statutory code of the applicable state. The Participant acknowledges having received and reviewed notification regarding such Non-Assignable Inventions pursuant to such states’ codes.
10.5Waiver of Moral Rights. To the extent the Participant may do so under applicable law, the Participant hereby waives and agrees never to assert any Moral Rights that the Participant may have in or with respect to any Company Intellectual Property, even after termination of any work on behalf of the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
10.6No Breach of Prior Agreements; No Improper Use of Prior Employer or Third Party Information. The Participant hereby represents and warrants to the Company that (a) the Participant’s performance under this Plan and the Participant duties as an employee of the Company will not breach any confidentiality, invention assignment or similar agreement with any former employer or other party and (b) there is no other agreement or duty on the Participant’s part now in existence that would conflict with any provision contained herein. During the Participant’s employment with the Company, the Participant will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will the Participant bring onto any premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any agreements with such former employer or third party.
10.7Further Assurances. The Participant will give the Company all reasonable assistance and execute all documents necessary to assist with enabling the Company to prosecute, perfect, register, record, enforce and defend any of its rights in any Company Intellectual Property and Confidential Information.
11.Administration.
The Committee has the responsibility and authority to administer this Plan. In particular, the Committee will have the authority in its sole discretion to (a) exercise all of the powers granted to it, and make all determinations, under this Plan; (b) construe, interpret and implement, and correct any defect, supply any omission, and reconcile any inconsistency in this Plan, and determine disputed facts related thereto, subject to Section 13; (c) prescribe, amend, and rescind rules and regulations relating to this Plan, including rules governing the Committee’s own operations; and (d) determine the amount and recipient of any payment hereunder. The determination of the Committee on all matters relating to this Plan prior to a Change of Control will be entitled to the maximum deference permitted by law and, subject to Section 13, will be final, binding and conclusive, and non-reviewable and non-appealable and may be entered as final judgment in any court having jurisdiction. Following a Change of Control, any determination of the Committee on all matters relating to this Plan will be final, binding and conclusive, and non-reviewable and non-appealable and may be entered as final judgment in any court having jurisdiction; unless any such determination that (i) does not affect the benefits payable under this Plan is found to be arbitrary and capricious or

(ii) does affect the benefits payable under this Plan is found to be unreasonable or to not have been made in good faith.
    The Committee may delegate (either generally or specifically) its powers and authorities under this Section 11 as it deems appropriate in its sole discretion in accordance with applicable law. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, including any executive officer of the Company, or to any administrative group within the Company, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause payments hereunder to fail to meet the requirements of Rule 16(b)-3(d)(1) or rule 16(b)-3(e) under the Securities Exchange Act of 1934, as amended. Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.
12.Tax Matters.
12.1Section 409A Compliance. The Company intends that the payments and benefits provided under this Plan are exempt from or compliant with Section 409A, and the terms of this Plan will be interpreted and construed consistent with that intent. To the extent that any provision in this Plan is ambiguous as to its compliance with Section 409A or to the extent any provision in this Plan must be modified to comply with Section 409A, such provision will be read, or will be modified, in such a manner so that all payments and benefits provided under this Plan will comply with Section 409A, and if in the good faith determination of the Committee such result cannot be achieved, then such provision will be treated as void. Any payments to be made under this Plan upon a termination of employment will only be made upon a Separation from Service. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.
    Without limiting the generality of this Section 12.1, with respect to any payment or benefit provided under this Plan that is “deferred compensation” subject to Section 409A, in each case to the extent required to comply with Section 409A: (a) if the payments or benefits include a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii)), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment and (b) each separately identified amount to which a Participant is entitled under this Plan will be treated as a separate payment.
    Notwithstanding anything to the contrary in Section 4, any payment or benefit provided to a Participant in connection with his or her Involuntary Termination is determined to constitute “deferred compensation” subject to Section 409A and the Participant is a Specified Employee as of the date of his or her Separation from Service, then any payment or benefit that would otherwise be due under Section 4 within six (6) months after such Separation from Service will be delayed, without interest, until the first business day of the seventh month following the Participant’s Separation from Service, and the first payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.
All reimbursements or in-kind benefits provided under this Plan will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for reimbursement or the provision of any in-kind benefits during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
12.2Section 280G. In the event that any payment or distribution to or for the benefit of a Participant under this Plan or under any other plan, contract or agreement of the Company would, but for the effect of this Section 12.2, be subject to an excise tax imposed by Section 4999, together with any similar tax imposed by state or local law, including any interest or penalties (an “Excise Tax”), then, in the event that the after-tax value of all Payments (as defined below) to the Participant (such after-tax value to reflect the deduction of the Excise Tax and all income or other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Participant of the Safe Harbor Amount (as defined below), then (1) the cash portion of the Payments under this Plan will be reduced, in the order in which they are due to be paid, until the Parachute Value (as defined below) of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, (2) if the reduction of the cash portions of the Payments to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments under any other plans will be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, and (3) if the reduction of all cash portions of the Payments, under this Plan and otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments will be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. Within any such category of payments and benefits, a reduction will occur first with respect to amounts that are not “deferred compensation” subject to Section 409A and then with respect to amounts that are.
As used in this Section 12.2, (x) “Payment” means any payment or distribution in the nature of compensation (constituting a parachute payment within the meaning of Section 280G(b)(2)) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise, (y) “Safe Harbor Amount” means 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3), and (z) “Parachute Value” of a Payment means the present value as of the date of the Change of Control (for purposes of Section 280G) of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. Any reductions of Payments required under this Section 12.2 will be made in a manner that complies with Section 409A.
Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 12.2 will be made in writing by a nationally-recognized accounting or consulting firm selected by the Company (the “Determination Firm”), whose determination will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 12.2, the Determination Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999. The Company and the Participant agree to furnish to the Determination Firm such information and documents as the Determination Firm may reasonably request in order to make a determination under this provision. The Company will bear all costs the Determination Firm may reasonably incur in connection with any calculations contemplated by this provision.
13.Claims, Inquiries, Appeals.

Any application for benefits, inquiries about this Plan or inquiries about present or future rights under this Plan must be submitted to the Committee in writing, as follows:
Truist Financial Corporation
Truist Center
214 North Tryon Street, 45th Floor
Charlotte, North Carolina 28202
Attn: Director of Benefits

Any individual (a “Claimant”) who has not received benefits under this Plan that he or she believes should be paid may make a claim for such benefits as follows:
13.1Written Claim. The Claimant can initiate a claim by submitting to the Company a written claim for the benefits within sixty (60) days after the Participant’s Date of Termination.
13.2Timing of Company Response. The Committee will respond to the Claimant within ninety (90) days after receiving the claim. If the Committee determines that special circumstances require additional time for processing the claim, the Committee may extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.
13.3Notice of Decision. If the Committee denies part or all of the claim, the Committee will notify the Claimant in writing of such denial. The Committee will write the notification in a manner intended to be understood by the Claimant. The notification will set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Plan on which the denial is based; (c) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (d) an explanation of this Plan’s review procedures and the time limits applicable to such procedures; and (e) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
13.4Review Procedure. If the Committee denies part or all of the claim, the Claimant will have the opportunity for a full and fair review by the Committee of the denial. To initiate the review, the Claimant, within sixty (60) days after receiving the Committee’s notice of denial, must file with the Committee a written request for review. The Claimant will then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Committee will also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits. In considering the claim on review, the Committee will take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee may establish rules and procedures, consistent with this Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Committee may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
13.5Committee Response. The Committee will respond in writing to the Claimant’s written request for review within sixty (60) days after receiving the request for review. If the Committee determines that special circumstances require additional time for processing the claim, the Committee may extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision. The Committee will notify the Claimant in writing of its decision on review. The Committee will write the notification in a manner intended to be understood by the Claimant. The notification will set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Plan on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA after exhausting all administrative claims and review procedures in this Section 13. If written notice of the Committee’s decision is not given to the applicant within the time prescribed in this Section 13.5, the application will be deemed denied on review.
13.6Exhaustion of Remedies. No claim for benefits under this Plan may be brought in any forum until the Claimant (a) has submitted a written application for benefits in accordance with the procedures described in this Section 13, (b) has been notified by the Committee that the application is denied (or the application is deemed denied due to the Committee’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the review procedure described in Section 13.4, and (d) has been notified in writing that the Committee has denied the appeal (or the appeal is deemed to be denied due to the Committee’s failure to take any action on the claim within the time prescribed by Section 13.5). With respect to any claim for benefits under this Plan that is brought in any forum, all explicit and implicit determinations by the Committee (including determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) will be afforded the maximum deference permitted by law.
13.7Arbitration. Subject to Section 9.10 (Injunctive Relief), any dispute between the parties arising out of or related to this Plan or any breach of this Plan or the Participant’s employment, whether the claim arises in contract, tort, or statute, will be submitted to arbitration in North Carolina in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (AAA), and the arbitration determination resulting from any such submission will be final and binding on the parties. Judgment on any arbitration award may be entered in any court of competent jurisdiction. A matter will be arbitrated only on an individual basis and not on a class, collective, or other representative basis. The parties agree that the arbitration will be kept confidential. The existence of the arbitration, any nonpublic information provided in the arbitration, and any submissions, orders, or awards made in the arbitration (together, the “Confidential Arbitration Information”) will not be disclosed to any non-party except the tribunal, AAA, the parties, their counsel, experts, witnesses, accountants, and auditors, insurers, and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose Confidential Arbitration Information to the extent that disclosure is made pursuant to the Participant’s protected rights under Section 9.8 or may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision survives termination of this Plan and of any arbitration brought pursuant to this Plan. By agreeing to this arbitration provision, the parties waive their right to a jury trial or to bring claims in court, except as expressly provided in this Plan.
13.8Attorneys’ Fees. In the event of any dispute arising in connection with a Change of Control or during a CIC Period, the Company agrees to pay or reimburse any Participant, to the fullest extent permitted by law, for all legal fees and expenses that the Participant reasonably incurs as a result of any contest by the Company, the Participant, or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance under this Plan (including as a result of any contest by a Participant about the amount of any payments under this Plan), in each case, provided that, the Participant prevails on the claim in such proceeding.
14.Amendment and Termination; Waiver.
The Committee may amend or terminate this Plan or a Participant’s participation in this Plan at any time; provided that this Plan, or a Participant’s participation in this Plan, may not be terminated or amended in a manner that materially and adversely affects the benefits payable to a Participant without such Participant’s written consent (i) upon less than three (3) months’ written notice to such Participant or (ii) during a CIC Period (in each case, except as otherwise provided in Section 12.1).

Any party’s failure to enforce any provision or provisions of this Plan will not be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing every other provision of this Plan.
15.Notices.
For purposes of this Agreement, all notices and other communications will be in writing and will be deemed to have been duly given on the earlier of when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:
If to the Participant:
At the most recent home address for the Participant in the Company’s Human Resources Information system.
If to the Company:
Truist Financial Corporation
Truist Center
214 North Tryon Street, Executive Floor
Charlotte, North Carolina 28202
Attn: Chief Legal Officer

or to such other address a Participant or the Company furnishes in writing in accordance with this Section 15.

16.Successors; Nonassignability; No Hedging.
This Plan will bind any successor of TFC, its assets, or its businesses (whether direct or indirect) by purchase, merger, consolidation, or otherwise, to the same extent and in the same manner as TFC would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by operation of law be bound by this Plan, the Company will require such successor expressly and unconditionally to assume and agree to perform TFC’s obligations under this Plan to the same extent and in the same manner as would TFC be required to perform if no such succession had taken place.
The interests of a Participant hereunder may not be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and no Participant may borrow against his/her interest in this Plan. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 16 will be null and void.
17.Third-Party Beneficiaries.
The benefits provided under this Plan will inure to the benefit of and be enforceable by the (a) Participant’s personal or legal representatives, executors, administrators, successors, heirs distributees, divesees, and legatees and (b) TFC’s affiliates and subsidiaries (including Truist Bank)

and their predecessors (including SunTrust Bank and Branch Banking and Trust Company), successors, and assigns. TFC has the right, without the consent of any Participant, to assign this Plan to any of its affiliates and subsidiaries (including Truist Bank) or their successors.
18.Indemnification.
No member of the Board or Committee or any person to whom the Board or Committee delegates its powers, responsibilities, or duties in writing, including by resolution (each such person, a “Covered Person”), will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made with respect to this Plan, except as expressly provided by statute. Each Covered Person will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit, or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan, in each case, in good faith and (b) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit, or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice.
The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud, or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s articles of incorporation or bylaws, pursuant to any indemnification agreements between such Covered Person and the Company, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
19.Clawback.
Amounts payable under this Plan are subject to any clawback or recoupment policy that the Company may adopt from time to time to the extent provided in such policy. In addition, amounts paid under this Plan are subject to clawback or recoupment by the Company in the event (a) the Participant materially breaches the restrictive covenants set forth in Section 9, or (b) the Committee determine, within one (1) year following the Date of Termination, that the Company had Cause to terminate the Participant’s employment.
20.Funding.
The amounts payable under this Plan will be paid in cash from the general assets of the Company, and a Participant will have no right, title, or interest in or to investments, if any, which the Company may make to aid it in meeting its obligations under this Plan. Title to and beneficial ownership of any such investments will at all times remain in the Company. Nothing in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind. To the extent that any person acquires a right to receive a payment under this Plan, such right will be no greater than the right of an unsecured creditor.
21.At-Will Employment.
Nothing in this Plan will confer upon any Participant any right to continued employment, or other engagement, with the Company, nor will it interfere in any way with the right of the Company, as applicable, to terminate, or alter the terms and conditions of, such employment or other engagement at any time, with or without reason.
22.Severability.
If any provision of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), including any of the restrictive covenants set forth in Section 9, that provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining provisions will not be affected; provided that if any of such provision is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, the provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. It is expressly understood and agreed by the Participant that although Participant considers the restrictive covenants set forth in Section 9 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in the Plan is an unenforceable restriction against the Participant, the provision will not be rendered void, but will be deemed amended and will be modified by the court or arbitrator to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator may determine or indicate to be enforceable while still protecting the legitimate business interests of the Company. If any provision of the Plan, including any restrictive covenant, is finally held to be invalid or unenforceable, and cannot be reformed to become enforceable, then such provision will be severed from this Plan and will not invalidate the remaining portions of the Plan. Notwithstanding the foregoing, the Release may not be severed from the Company’s obligation to pay the severance benefits set forth in Section 4.
23.Plan Headings.
The headings and subheadings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
24.Governing Law.
Except to the extent preempted by ERISA, the provisions of this Plan will be construed, administered, and enforced according to the laws of the State of North Carolina without giving effect to the conflict of laws principles. Notwithstanding the forgoing, this Plan is a transaction involving interstate commerce and the Federal Arbitration Act (Title 9 of the United States Code) governs its interpretation, enforcement, and proceedings with respect to arbitration.
IN WITNESS WHEREOF, on approval of the Compensation and Human Capital Committee of the Board of Directors of Truist Financial Corporation, this Truist Financial Corporation Executive Severance Plan is executed on behalf of the Company on this 31st day of January, 2025.

TRUIST FINANCIAL CORPORATION
By: /s/ Kimberly Moore-Wright
Title: Senior Executive Vice President

TRUIST FINANCIAL CORPORATION
EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT
Name: ____________________
Section 1. ELIGIBILITY.
You have been designated as eligible to participate in the Truist Financial Corporation Executive Severance Plan (as amended from time to time, the “Plan”), a copy of which is attached as EXHIBIT A to this Participation Agreement (this “Agreement”). Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan.
Section 2. RESTRICTIVE COVENANTS.
Your understand that, as a condition to participation in the Plan, the Plan contains certain restrictive covenants set forth in Section 9 of the Plan. By accepting the terms of this Agreement, you acknowledge that the potential restrictions on your future employment imposed by Section 9 of the Plan and this Agreement are reasonable. These restrictive covenants supplement other restrictive covenants you may have entered with the Company. Nothing in this Agreement or Plan will supersede any restrictive covenants set forth in any other plan, program, or agreement with you.
Section 3. ACKNOWLEDGEMENTS.
As a condition to participation in the Plan, you acknowledge and agree that:
a.This Agreement and the Plan supersede any severance benefit plan, policy, or practice previously maintained by the Company that may have been applicable to you and any individually negotiated employment agreement with the Company.
b.For the avoidance of doubt, in no event will you be entitled to receive duplicative benefits. In the event you are covered by any other arrangement as of your Date of Termination that may duplicate the payments and benefits provided for in the Plan, the Committee may reduce or eliminate the duplicative benefits under the Plan or under the other arrangement.
To accept the terms of this Agreement and become a Participant in the Plan, please sign and date this Agreement in the space provided below and return it to _____________________ no later than ______________________.

Truist Financial Corporation

By: ________________________________________
Title:____________________________________
_________________________________________        _________________________
[Eligible Employee]                        Date